AVONDALE INDUSTRIES, INC.
                              MANAGEMENT INCENTIVE PLAN


          1. Purpose. The purpose of the Management Incentive Plan (the "Plan") is to advance the interests of Avondale Industries, Inc. (the "Company") by providing an annual incentive cash bonus to be paid to key employees based on the achievement of pre-established objective Company performance goals.

          2. Administration. The Compensation Committee of the Board of Directors of the Company (the "Committee") shall have authority to administer the Plan in all respects and, in particular, shall have authority to:

               (a)  Determine who will participate in the Plan;

               (b)  Establish performance goals;

               (c) Establish regulations for the administration of the Plan and make all determinations deemed necessary for the administration of the Plan; and

               (d) Determine whether and to what extent performance goals have been met and the amount of the bonus to be paid to each participant.

          3. Incentive Bonus. Each key employee designated by the Committee as a participant in the Plan shall be eligible to be paid a cash bonus equal to a percentage of the participant's annual salary. The exact amount of the annual bonus shall be calculated according to a formula for the year established by the Committee based on the achievement of annual performance goals as of November 30. The formula is based upon the Company's actual operating profit through November plus forecasted operating profit for December and upon changes in the Company's composite labor rate, man hour estimates at completion, direct material estimates at completion and projected profit estimates at completion. For future years, the Committee may establish different performance goals and formulas for calculation of the bonus.

          4. Payment of Incentive Bonus. As soon as practicable after November 30, the Committee shall apply that year's formula, determine the amount of the incentive bonuses and pay the incentive bonuses. Prior to payment, the Committee's application of the formula shall be reviewed by the Company's outside accountants.

          5. Termination of Employment. In the event a participant's employment with the Company is terminated for any reason, including disability or death, prior to November 30 of a year in which the Plan is in effect, the participant shall not receive an incentive bonus for that year.

          6. Assignments and Transfers. The participant may not assign, encumber or transfer his rights and interests under the Plan.
          7. Amendment and Termination. The Committee may amend, suspend or terminate the Plan at any time and no participant in the Plan has any vested rights to any benefits hereunder.

          8.   Withholding  of  Taxes.   The  Company shall deduct from the
               amount of any incentive bonus paid hereunder any federal or state taxes required to be withheld.

          9. Term of Plan. The Plan shall consist of individual calendar year Plans, commencing effective January 1, 1995 and each consecutive January 1 thereafter during the continuation of the Plan. The Plan shall continue until terminated by the Committee.

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